Exhibit 99.1

Contact:	Company:
Michael J. Fitzpatrick
Chief Financial Officer
OceanFirst Financial Corp.
Tel: (732)-240-4500 ext.7506
Fax: (732)-349-5070
email:Mfitzpatrick@oceanfirst.com

FOR IMMEDIATE RELEASE

OCEANFIRST FINANCIAL CORP.

TO ACCELERATE VESTING OF STOCK OPTIONS

AND ELIMINATE NEGATIVE IMPACT OF ADOPTING SFAS 123R

UPON RESULTS OF OPERATIONS

TOMS RIVER, NEW JERSEY, DECEMBER 22, 2005....OceanFirst Financial Corp. (NASDAQ:OCFC), the holding company of OceanFirst Bank, announced that its Board of Directors approved the accelerated vesting of 645,535 outstanding unvested stock options awarded to directors and officers of the Bank under the OceanFirst Financial Corp. 2000 Stock Option Plan. As a result of the accelerated vesting, these stock options, which otherwise would have vested from time to time through April 2010, became immediately exercisable.

Of the 645,535 stock options for which vesting will be accelerated 464,516, or 72%, are “in the money” options having exercise prices from $14.33 to $23.23. The remaining 181,019, or 28%, are “out of the money” options having exercise prices from $23.44 to $27.11. Based upon the December 21, 2005 closing price of the Company’s common stock of $23.24 per share, the Company will recognize a pre-tax charge of $27,000 in the fourth quarter.

The acceleration of vesting was undertaken in an attempt to eliminate compensation expense that the Company would otherwise be required to recognize with respect to these unvested stock options upon adopting Financial Accounting Standards Board Statement No. 123 (Revised 2004), “Share-Based Payment” (“SFAS 123R”). Adoption of SFAS 123R is required on or before January 1, 2006, and will require that compensation expense associated with stock options unvested at December 31, 2005 be recognized in the Company’s consolidated statement of operations. It is anticipated that the accelerated vesting of these options will eliminate potential pre-tax compensation expense recognition in future periods of approximately $2.3 million, of which $1.0 million would have been incurred during the year ending December 31, 2006.

OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank, founded in 1902, is a federally-chartered stock savings bank with $2.0 billion in assets and eighteen branches located in Ocean, Monmouth and Middlesex counties, New Jersey. The Bank is the largest and oldest community-based financial institution headquartered in Ocean County, New Jersey.

OceanFirst Financial Corp.’s press releases are available at no charge by visiting us on the worldwide web at http://www.oceanfirst.com.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake – and specifically disclaims any obligation – to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.